Exhibit 10.1

David M. Duckworth 2012 Cash Bonus Plan

The Board of Directors of Acadia Healthcare Company, Inc. (the “Company”) has approved a cash bonus plan for the Company’s executive officers to be effective for the 2012 fiscal year.

Pursuant to the bonus plan, Mr. Duckworth may be awarded a cash bonus based upon the Company’s attainment of certain performance targets during 2012. The bonus plan provides that the bonus will be based 60% upon targets related to the comparison of the Company’s actual income from continuing operations before interest expense (net of interest income), income taxes, depreciation and amortization (“Adjusted EBITDA”) to budgeted Adjusted EBITDA for 2012; 20% upon targets related to adjusted earnings per share for 2012; and 20% in the discretion of the Board (or the Compensation Committee) based upon other criteria selected by the Company’s Compensation Committee. The target bonus award that Mr. Duckworth can receive under the bonus plan for the remainder of the 2012 fiscal year is 27.8% of his new annual base salary (which represents 66.7% of his annual base salary pro-rated for the remainder of the 2012 fiscal year). The maximum bonus award that Mr. Duckworth can receive under the bonus plan for the remainder of the 2012 fiscal year is 55.5% of his new annual base salary (which represents 133.3% of his annual base salary pro-rated for the remainder of the 2012 fiscal year).

Following the end of the 2012 fiscal year, the Compensation Committee will determine whether and the extent to which the applicable 2012 performance targets discussed above were met. The Compensation Committee will then award Mr. Duckworth a cash bonus based on the achievement of the applicable performance targets. No payments will be made for performance below specified threshold levels. Payments for performance between the minimum threshold and the level required to receive the maximum bonus award will be determined based on a formula.

For the period of the 2012 fiscal year prior to Mr. Duckworth’s appointment as Chief Financial Officer of the Company, Mr. Duckworth is eligible to receive a discretionary bonus of up to 17.5% of his previous annual base salary (which represents 30% of Mr. Duckworth’s previous annual base salary pro-rated for the portion of the 2012 fiscal year prior to his appointment as Chief Financial Officer).

Mr. Duckworth must be actively employed by the Company at the time the bonus is paid in order to be eligible to receive a cash bonus. The awarding of a cash bonus is subject to the discretion of the Compensation Committee and the Board.